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EXHIBIT 23(m)(2)

                                   DAVIS FUNDS
                       MASTER RULE 12B-1 DISTRIBUTION PLAN
                               FOR CLASS R SHARES
                               ADOPTED 08/XX/2003

THE PLAN:
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         1. PURPOSE. The Fund shall finance the distribution of its Class R shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act") according to the terms of this Distribution Plan (the "Plan").

         2. FEES. Amounts, not exceeding in the aggregate a maximum annual amount equal to 0.75% of the averages of the daily net asset values of the Class R shares of the Fund during each fiscal year of the Fund, may be paid monthly by the Fund to the Distributor out of the assets attributable to such shares at any time after the effective date of the Plan to (i) compensate financial intermediaries for distribution assistance and shareholder services; (ii) reimburse the Distributor for fees paid to its salespersons and to other firms which offer and sell the Fund's shares and/or provide servicing and maintenance of shareholder accounts; (iii) reimburse the Distributor its other distribution expenses, after application of the Distributor's portion of sales charges incurred in connection with the distribution of Fund shares, excluding overhead expense and including expenses of promotion, sales seminars, wholesaling, advertising, and sales literature (For this purpose sales literature shall not include reports sent to shareholders regulatory bodies which are paid for by the
Fund); and (iv) other categories of expenses which the Fund's Independent Directors shall approve of.

         To the extent that any investment advisory fees paid by the Fund may be deemed to be indirectly financing any activity which is primarily intended to result in the sale of shares of the Fund within the meaning of Rule 12b-1, the payments of such fees are authorized under this Plan.

         3. REQUIRED APPROVALS AND TERM. Subject to paragraph 8, the Plan shall not take effect until it has been approved by the vote of at least a majority (as defined in the Act) of the outstanding Class R shares of the Fund. In addition, the Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority of both (i) the Board of Directors of the Fund and (ii) those directors of the Fund who are not "interested persons" of the Fund as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it ("Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan or such Agreements. Unless sooner terminated pursuant to the terms hereof, the Plan shall continue in effect for a period of one year from its effective date, and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for by Rule 12b-1 under the Act.

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         4. PERIODIC REPORTS. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Fund's Board of Directors, and the Board of Directors shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         5. TERMINATION. Subject to paragraph 8, the Plan may be terminated at any time by a vote of the majority of the Independent Directors, or by vote of a majority vote of the outstanding Class R shares.

         6. RELATED AGREEMENTS. Any agreement related to the Plan shall be in writing, and shall provide:

         (i) That such agreement may be terminated at any time, without payment of penalty, by vote of a majority of the Independent Directors, or by vote of a majority vote of the outstanding Class R shares on not more than 60 days' written notice to any other party to the agreement; and

         (ii) That such agreement shall terminate automatically in the event of its assignment.

         7. AMENDMENTS. The Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 unless such amendment is approved in the manner provided in paragraph 3, and no material amendment to the Plan shall be made unless approved by the Board of Directors and the Independent Directors.

         8. SPECIAL PROCEDURES FOR SERIES FUND. If the Fund is or becomes a series Fund (as defined in Rule 18f-2 under the Act), then the Plan shall not take effect as to the Class R shares of any series and no amendment may be effected to increase materially the amount of distribution expenses as to the Class R shares of any series until it has been approved as to the Class R shares of such series by the Board of Directors, the Independent Directors and the Class R shareholders of such series in the manner provided in paragraph 3; and no material amendment to the Plan in respect to such shares shall be made unless approved as to such shares by the Board of Directors and Independent Directors. The Plan may be terminated as to any series at any time by vote of a majority of the Independent Directors by majority vote of the Class R shareholders of the series.





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